CALIFORNIA OIL & GAS CORP.

Suite 312, 407 - 2nd Street SW, Calgary, Alberta, T2P2Y3

Tel: (403) 261-1965

California Oil & Gas Corp. Announces Appointment of New Director and Signs Investor Relations Agreement.

Contact: John G.F. McLeod, President	Tel: (403) 261-1965
Fax: (403) 261-1941

OTCBB: “COGC”	www.caloilandgas.com

Calgary, Alberta, April 26, 2006- California Oil & Gas Corporation (OTC Bulletin Board: COGC) a junior Energy Exploration and Development company is pleased to announce that Ernie G. Pratt has been appointed to the Board of Directors.

Mr. Pratt has in excess of 32 years experience in development and management of successful oil and gas exploration and development programs in Canada and Internationally.

Significant programs include a number of Petro Canada International Assistance Corporation programs in West Africa and significant discoveries in Sudan.

As Vice President of Exploration and Development of Arakis, beginning in 1993, he was responsible for the entire exploration and development program in Sudan. His activities resulted in several significant oil discoveries that supported decisions to proceed with major pipeline and infrastructure construction in Sudan. From 1997 to 1999, Mr. Pratt was Executive Vice President, Exploration and Development at Odyssey Petroleum Corp., a public company engaged primarily in International oil and gas projects. In 1999 he became Vice President of Rocky Mountain Energy an Oil and Gas Company concentrating on the Western Canada Sedimentary Basin.

Mr. Pratt graduated from the University of Alberta with a Masters of Science Degree with specialization in Geology. He is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta and the American Association of Petroleum Geologists.

In addition, California Oil & Gas has retained Cypress Point Capital Inc. to provide investor relations consulting services. The Company will pay Cypress a monthly fee of $2,500 during the term of the agreement and has granted Cypress options to purchase 300,000 common shares of California Oil & Gas at a price of $0.85 cents for a period of two years in accordance with the Company’s stock option plan. Cypress brings to California Oil & Gas an investor relations firm with a very strong history of success within the mining sector and a network of contacts that will support the Company’s drive to become a mid-tier Oil & Gas producer.

California Oil and Gas Corporation is a Publicly traded Oil and Gas company with Assets in the San Joaquin Basin of California. The Company is focused on exploring High Yield Oil and Gas prospects both Domestically and Internationally. The Company is focused on acquiring late stage exploration or early stage development projects around the globe. As the company grows High Impact exploration plays will be added to accelerate growth.

On behalf of the Board

/s/ John G.F. McLeod

John G.F. McLeod

President

Forward Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company’s belief that it can identify and acquire oil and gas properties, and that the proceeds of this private placement will be sufficient to enable the Company to do so. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.

WARNING: The Company relies on litigation protection for “forward looking” statements.